Exhibit 99.1

July 30, 2013

ABF Freight System, Inc., and the Teamsters have reached another contract extension that extends through August 31, 2013. The extension will allow for the conclusion of the voting process for the remaining six supplemental agreements to the ABF National Master Freight Agreement.

Ballots will be mailed to employees covered by those supplements at the beginning of August and will be counted several weeks later, similar to the recent process that resulted in the ratification of the ABF NMFA in June by a majority of our Teamster employees across the country.

In recent weeks, ABF management and Teamster leaders have visited areas covered by the supplements, clarified various issues and addressed concerns. We remain hopeful that the agreements will be ratified, and it remains business as usual at ABF in the meantime.

The increases in contributions to health, welfare and pension plans that were supposed to begin August 1 for all Teamster employees will not take effect as scheduled until all remaining supplemental agreements are ratified.

Following hundreds of millions of dollars in losses since 2009, ABF’s financial performance for the first six months of 2013 continues to be challenged by excessive costs. Full ratification of all supplemental agreements will allow the terms of the now-ratified national agreement to take effect, putting ABF back on a path toward sustained profitability while still providing the best-paying jobs in the freight industry.